Certain schedules and exhibits have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any referenced schedules will be furnished to the SEC upon request.
TRANSACTION AGREEMENT
TRANSACTION AGREEMENT (the “Agreement”) dated as of December 21, 2020 among OCW MAV Holdings, LLC, a Delaware limited liability company (“OMH”), Ocwen Financial Corporation, a Florida corporation (“Ocwen”), and solely for the purposes of Section 7, Oaktree Real Estate Opportunities Fund VIII, L.P., a Delaware limited partnership (“Oaktree RE Fund”), Oaktree Opportunities Fund XI Holdings (Delaware), L.P., a Delaware limited partnership (“Oaktree Opps Fund XI”) and Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., a Delaware limited partnership (“Oaktree Opps Fund Xb” and together with Oaktree RE Fund VIII and Oaktree Master Fund XI “Oaktree” and each an “Oaktree Entity”). OMH and Ocwen are referred to herein as the “Party” or “Parties” as applicable).
R E C I T A L S:
WHEREAS, the Parties desire to enter into a strategic relationship, pursuant to which the JV (as defined below) will invest, through MAV (as defined below), an affiliated licensed entity, in mortgage servicing rights pertaining to residential mortgage loans held or securitized by Fannie Mae and Freddie Mac;
WHEREAS, in furtherance of the foregoing, attached hereto as (i) Exhibit A is the form of that certain Amended & Restated Limited Liability Company Agreement of MAV Canopy Holdco I, LLC, a Delaware limited liability company (the “JV”) by and among the JV, Ocwen and OMH (the “OA”), (ii) Exhibit B is the form of that certain Contribution Agreement (“CA”) by and among OMH, Ocwen and the JV pursuant to which Ocwen will contribute, or cause to be contributed, all of the equity interests of MSR Asset Vehicle LLC (the “MAV”) to the JV, (iii) Exhibit C is the form of that certain Subservicing Agreement (the “SSA”) by and between PHH Mortgage Corporation (“PMC”) and MAV, (iv) Exhibit D is the form of that certain Administrative Services Agreement (the “ASA”) by and between Ocwen and MAV, (v) Exhibit E is the form of that certain Joint Marketing Agreement (the “JMA”) by and between PMC and MAV, (vi) Exhibit F is the form of that certain Flow Servicing Rights Purchase and Sale Agreement (Recapture) (the “RA”) by and between PMC and MAV, (vi) Exhibit G is the form of that certain Indemnity Agreement (the “IA”) by and among MAV, the JV, Ocwen and PMC, and (vii) Exhibit H is the form of that certain Securities Purchase Agreement (“SPA”) by and between Opps OCW Holdings, LLC, a Delaware limited liability company (“Opps OCW Holdings”) and ROF8 OCW MAV PT, LLC, a Delaware limited liability company (together with Opps OCW Holdings, the “Oaktree Purchaser”) and Ocwen; and

WHEREAS, OMH and Ocwen desire to set forth their agreement with respect to the terms and conditions governing the entry into each of the OA, CA, SSA, ASA, JMA, RA, IA, SPA and the Warrants (collectively, the “Transaction Agreements”).
NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:
1.Defined Terms.
(a)“Affiliate” means, with respect to any Person, any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. Notwithstanding the foregoing: (a) both prior to and following the Closing, OMH, Oaktree, and JV shall be deemed Affiliates of each other, and, following the Closing, OMH, Oaktree, JV and MAV shall be deemed Affiliates of each other, (b) prior to the Closing, Ocwen, PMC and MAV shall be deemed Affiliates of each other, but following the Closing, Ocwen and PMC shall not be deemed Affiliates of MAV, and (c) Brookfield Asset Management Inc. together with its subsidiaries, managed funds and accounts and affiliated holding companies (other than Oaktree Capital Group, LLC and its direct or indirect subsidiaries and any managed funds and accounts managed by any such subsidiary) (“Brookfield”) shall be deemed not to be “Affiliates” of OMH or Oaktree for any purpose hereunder, but for the avoidance of doubt, Brookfield shall be deemed an affiliate of Oaktree and OMH under the terms of the SPA and the form of warrant attached as an exhibit thereto as defined for the limited purposes specified therein.
(b)“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of California or New York or any other day on which banking institutions in California or New York are authorized to close. For the avoidance of doubt, any reference to “day(s)” (and not “Business Days”) in this Agreement means calendar days.
(c)“Change of Control” means a merger or consolidation of Ocwen or MAV into or with any other Person or Persons, or a sale, exchange or other disposition of Equity Securities which in any case (i) the related stockholders or equityholders of Ocwen or MAV, as applicable, or their Affiliates immediately prior to such merger, consolidation, sale, exchange, or other disposition or first of such series of transactions cease to beneficially own, directly or indirectly, at least 50% with respect to Ocwen, or directly or indirectly 100% with respect to MAV, of the Equity Securities of such Person or the equivalent voting interest (including the direct or indirect power to appoint or cause the appointment of more than half of the board of directors) in any successor entity immediately after such transaction or series of such transactions or (ii) Ocwen ceases to beneficially own, directly or indirectly, 100% with respect to MAV, provided that any sale, issuance, transfer, pledge or conveyance of any Equity Securities of Ocwen to Oaktree or OMH or any affiliate of Oaktree or OMH (including direct or indirect subsidiaries of Oaktree Capital Group, LLC and any fund or accounts managed by, or affiliated holding companies related to, any such affiliate) will not be deemed to be a Change of Control.
(d)“Company Approvals” means, with respect to each Company Permit, the consent from, registration, declaration or other Filing with or approval or authorization of the applicable Governmental Authority or Investor pertaining to consummation of the Closing.
(e)“Company Permit” means each Permit set forth on Schedule A.

(f)“Company Fundamental Representations” as defined in the Indemnity Agreement.

(g)“Equity Securities” means, with regard to any Person, as applicable, (i) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or subscribe for or to purchase any securities convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share, unit or membership interest appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person (including any equity-linked rights or rights, to payments or otherwise, tied to the equity value of such Person) or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, units or membership interests or recapitalization, exchange, merger, consolidation or other reorganization.

(h)“Governmental Authority” means any United States federal, national, state, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

(i)“Investor” means Fannie Mae and Freddie Mac.

(j) “Law” means all federal, state and local laws, statutes, rules, regulations, codes ordinances or other requirements.

(k)“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has a material adverse effect on the assets, properties, liabilities, business, results of operations or condition (financial or otherwise) of Ocwen and its Subsidiaries, taken as a whole, or the ability of Ocwen or its Subsidiaries to timely consummate the transactions contemplated hereby; provided that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (i) conditions or effects that generally affect any of the industries in which Ocwen operates (including legal and regulatory changes) in the United States; (ii) general economic effects or conditions affecting the United States; (iii) conditions or effects resulting from changes in equity, debt, financial, banking or securities markets in general or market conditions and any disruption thereof and any decline in any market index or any change in prevailing interest rates, in each case in the United States; (iv) conditions or effects resulting from an outbreak, escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case involving the United States; (v) epidemics, pandemics, acts of God, casualties, earthquakes, storms, hurricanes, tornadoes, severe weather, fires, accidents, floods or other natural or man-made catastrophes; (vi) conditions or effects arising from changes or proposed changes in Laws or GAAP following the date hereof; (vii) the failure to meet any budgets, pro forma amounts, projections or forecasts (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any circumstance underlying such failure has resulted in or contributed to a Material Adverse Effect); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement and the Transaction Agreements, including the identity of OHM or Oaktree and their respective Affiliates; and (ix) Ocwen, PMC or MAV taking or not taking any action required by this Agreement prior to Closing; provided that in the case of clauses (i)-(vi) above, such effect, event, change, occurrence, circumstance, state of facts or development does not have a disproportionate effect on Ocwen and its subsidiaries, taken as a whole, compared to other companies in the same industry.

(l)“Ocwen Fundamental Representations” as defined in the Indemnity Agreement.

(m)“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

(n)“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

(o)“Permits” means all permits, licenses, certifications, approvals, registrations, consents, authorizations and exemptions, in each case, issued or granted by a Governmental Authority or Investor.

(p)“Required Regulatory Approvals” means with respect to the Company Approvals, the consent from, registration, declaration or other Filing with or approval or authorization of (i) each Investor and (ii) the applicable Governmental Authorities related to each state or territorial Company Permit set forth on Schedule A, in the cause of this clause (ii), for which the applicable states and territories represent at least 85% of the national volume of mortgage loan originations based on the MBA Report attached as Exhibit J, provided that the volume percentage applicable to each state and territory for which MAV is not required to be licensed as of the Closing Date under applicable Law (and therefore does not hold a related Company Approval), which states as of the date hereof are set forth on Exhibit K (which exhibit will be updated following the date hereof if any state listed thereon requires licensing as of the Closing Date) will be credited towards the 85% threshold.

(q)“Warrant Certificate” means the form of that certain Warrant Certificate attached hereto as Exhibit I, dated as of the Closing Date.
2.Closing. The closing of the transactions contemplated by this Agreement and the effectiveness of each of the Transaction Agreements (the “Closing”) shall occur remotely via the exchange of documents and signatures on the 3rd Business Day following the satisfaction of all conditions for Closing set forth below, or on such earlier or later date or at such different location as the parties shall agree to in writing (the date on which the Closing occurs, the “Closing Date”).
(a)The obligations of OMH and Oaktree hereunder in connection with the Closing are subject to the following conditions being met:
(i)Representations & Warranties:

(A)the representations and warranties set forth in Section 4(b)(iii) and Section 4(b)(iv), for such purposes disregarding any materiality or similar qualification therein, shall be true and correct as of the date hereof and on the Closing Date, except as would not reasonably be expected to have, a Material Adverse Effect;
(B)the representations and warranties set forth in Section 4(b)(i), Section 4(b)(ii) and Section 4(b)(v) of this Agreement, Section 3.1 and Section 3.2 of the CA and the Ocwen Fundamental Representations, for such purposes disregarding any materiality or similar qualification therein, shall be true and correct in all material respects as of the date hereof and on the Closing Date;

(C)the representations and warranties set forth in Section 3.3 and Section 3.4 of the CA, for such purposes disregarding any materiality or similar qualification therein, shall be true and correct in all but any de minimis respect as of the date hereof and on the Closing Date;

(D)the representations and warranties of Ocwen or PMC, as applicable, in each such Transaction Document (other than the Ocwen Fundamental Representations and Sections of the CA addressed pursuant to Sections 2(a)(i)(B) and (C) above), for such purposes disregarding any materiality or similar qualification therein, that is made as of the Closing Date, shall be true and correct as of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect;

(ii)Performance of Covenants: Ocwen shall have performed, in all material respects, its covenants set forth in this Agreement;
(iii)No Material Adverse Effect: There shall have been no Material Adverse Effect since the date hereof;

(iv)Criminal Misconduct: No event shall have occurred that would constitute Criminal Misconduct (as defined in the OA) if the OA had become effective on the date hereof;

(v)Officer’s Certificate: Ocwen shall have delivered to OMH a certificate, signed by an authorized person of Ocwen, dated as of the Closing Date, certifying the matters set forth in Sections 2(a)(i), 2(a)(ii), 2(a)(iii), 2(a)(iv) and 2(a)(viii);

(vi)Transaction Agreements: OMH shall have received each of the Transaction Agreements duly executed and delivered by MAV, Ocwen or PMC, as applicable, and each such Transaction Agreement shall be in full force and effect as of the Closing;

(vii)Receipt of Warrant Certificate: OMH shall have received in escrow the Warrant Certificate duly executed by Ocwen; and

(viii)SPA: Each of the closing conditions set forth in clauses (i), (ii) (except for those undertakings which are to be satisfied at the Closing, but subject to the satisfaction of such undertakings), (iii), (iv), (v), and (viii) of Section 2.3(b) of the SPA shall have been satisfied, or waived by Oaktree Purchaser.
(b)The obligations of Ocwen hereunder in connection with the Closing are subject to the following conditions being met:
(i)Representations & Warranties:
(A)the representations and warranties set forth in Section 4(a)(iii) and Section 4(a)(iv), for such purposes disregarding any materiality or similar qualification therein, shall be true and correct as of the date hereof and on the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of OMH or the JV to consummate the transactions contemplated by (or perform their respective obligations under) the Transaction Agreements;
(B)the representations and warranties set forth in Section 4(a)(i), Section 4(a)(ii) and Section 4(a)(v) of this Agreement, Section 4.1 and Section 4.2 of the CA and the Company Fundamental Representations, for such purposes disregarding any materiality or similar qualification therein, shall be true and correct in all material respects as of the date hereof and on the Closing Date;

(C)the representations and warranties set forth in Section 4.3 and Section 4.4 of the CA, for such purposes disregarding any materiality or similar qualification therein, shall be true and correct in all but any de minimis respect as of the date hereof and on the Closing Date;

(D)the representations and warranties of OMH, Oaktree Purchaser and the JV, as applicable, in each such Transaction Document (other than the Company Fundamental Representations and Sections of the CA addressed pursuant to Sections 2(b)(i)(B) and (C) above), for such purposes disregarding any materiality or similar qualification therein, shall be true and correct as of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of OMH, Oaktree Purchaser or the JV to consummate the transactions contemplated by (or perform their respective obligations under) the Transaction Agreements;

(ii)Performance of Covenants: The performance of each of OMH and Oaktree in all material respects, of its covenants set forth in this Agreement;

(iii)Officer’s Certificate. OMH shall have delivered to Ocwen a certificate, signed by an authorized person of OMH, dated as of the Closing Date, certifying the matters set forth in Sections 2(b)(i), 2(b)(ii) and 2(b)(v);

(iv)Transaction Agreements: Ocwen shall have received the Transaction Agreements duly executed and delivered by OMH, Oaktree Purchaser and the JV, as applicable, and each such Transaction Agreement shall be in full force and effect as of the Closing.

(v)SPA. Each of the closing conditions set forth in clauses (i), (ii) (except for those undertakings which are to be satisfied at the Closing, but subject to the satisfaction of such undertakings), (iv), (v) and (vi) of Section 2.3(a) of the SPA shall have been satisfied, or waived by Ocwen.

(c)The obligations of Ocwen and OMH in connection with the Closing are subject to the following conditions being met:
(i)no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition; and
(ii)With respect to the Required Regulatory Approvals: (1) all such approvals shall have been obtained without the imposition of unreasonably burdensome conditions (as determined jointly by the Parties, acting reasonably and in good faith), and (2) all such filings shall have been made.

(iii)MAV shall have been approved as a seller/servicer by Fannie Mae and Freddie Mac as evidenced by receipt of an active seller/servicer number from each of Fannie Mae and Freddie Mac.

3.Covenants.

(a)Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement including but not limited to Section 3(b), Ocwen and OMH will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated hereby as promptly as practicable after the date hereof, including the satisfaction of the conditions set forth in Section 2, it being acknowledged and agreed that the obligation to use commercially reasonable efforts hereunder does not require any Person subject to that obligation to commence or threaten to commence any legal action. OMH and Ocwen agree that each of them shall, and cause their controlled affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby.
(b)Cooperation; Regulatory Approvals.
(i)Each of OMH and Ocwen shall (and Ocwen shall cause the MAV and OMH shall cause JV to) reasonably cooperate with the other Parties in connection with all actions to be taken in connection with obtaining all Company Approvals and making all filings, consents, applications, submissions or notices (“Filings”) required in connection with such Company Approvals.
(ii)Without limiting the foregoing, Ocwen shall cause the MAV to, (i) as promptly as practicable after the date hereof, use reasonable best efforts to take, or cause to be taken, such actions, to provide, or cause to be provided, such information, and to do, or cause to be done (subject to cooperation by OMH), such things as are required to be done by MAV in connection with the preparation of the Filings contemplated by the Company Approvals, (ii) file substantially complete Filings with the relevant Governmental Authorities and Investors as soon as reasonably practicable after the date hereof, provided that each of OMH shall promptly provide to MAV all information regarding OMH or any of its Affiliates and take such actions that were requested by Ocwen or MAV in connection with the preparation of such Filings. OMH shall use reasonable best efforts to cooperate with MAV in connection with the filing or making of the Filings pertaining to the Company Approvals, including by providing information regarding OMH and its control persons, officers, directors, members, shareholders, parent companies, investors, representatives and agents that is required to be included therein, or taking such actions as is required to be taken in connection therewith, as promptly as reasonably practicable following a request by Ocwen or MAV, promptly review and provide any comments on all such draft Filings (or any related correspondence sent to any Governmental Authority or Investor by MAV) sent to OMH (or its legal counsel) for review.

(iii)Ocwen and OMH shall keep each other party reasonably apprised of the status of matters relating to the consummation of the transactions contemplated hereby and work cooperatively in connection with obtaining the Company Approvals, including: (i) cooperating with each other in connection with all Filings required under applicable Laws in connection with the transactions contemplated hereby; (ii) furnishing to the other party all information within its possession or control or otherwise reasonably obtainable that is required for any Filing to be made by the other party pursuant to applicable Laws in connection with the transactions contemplated hereby; (iii) promptly notifying the other party of any communications from or with any Governmental Authority or Investor with respect to the transactions contemplated hereby; (iv) using commercially reasonable efforts to respond as soon as reasonably practicable (but in all events within five (5) Business Days) to any request by a Governmental Authority or Investor for information with respect to the transactions contemplated hereby; (v) not agreeing to participate in any meeting with any Governmental Authority or Investor in connection with proceedings under or relating to applicable Laws in connection with the transactions contemplated hereby, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority or Investor, gives the other party the opportunity to attend and participate thereat; and (vi) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with the Company Approvals. Without limiting the foregoing, any Filings or written communications to any Governmental Authority or Investor relating to the Company Approvals or the transactions contemplated hereby that sets forth the proposed Closing Date will require the prior written consent of OMH and Ocwen.

(iv)Without limiting the foregoing, OMH and Ocwen acknowledge that receipt of the Company Approval with respect to any related Company Permit may be waived by the mutual agreement of OMH and Ocwen, such consent not to be unreasonably withheld, delayed or conditioned, if all of the conditions to Closing set forth in Section 2 have theretofore been satisfied or are reasonably capable of being satisfied on or prior to the proposed Closing Date, including the satisfaction of the requisite Required Regulatory Approvals. OMH and Ocwen agree that if any such Company Approval is waived, the applicable Company Permit shall be surrendered by MAV prior to Closing, and MAV shall apply for a new Permit following Closing.

(c)Covenants Regarding MSR Acquisitions During the Interim Period.
(i)Promptly following execution of this Agreement, OMH and Ocwen shall cooperate to develop and implement a strategy designed to allow MAV to (1) quickly and effectively acquire, promptly following Closing and (2) acquire, during the pre-Closing period in a legally-permissible manner and subject to receipt of any Investor approvals, in each case, mortgage servicing rights pertaining to mortgage loans held or securitized by Fannie Mae and Freddie Mac that meet the MSR Buy-Box (as defined in the OA) (such MSRs, “Eligible MSRs”) from third party sellers on a bulk and flow basis (“MSR Strategy”). The Parties acknowledge and agree that the intent of the MSR Strategy is to enable MAV, by the 60th day following Closing, to acquire Eligible MSRs for which the related mortgage loans have aggregate unpaid balances of at least $5 billion (the “Threshold”). Further to and not in limitation of the foregoing, Ocwen acknowledges that in the ordinary course of its business, Ocwen or its Affiliates are presented with or seek opportunities to acquire Eligible MSRs, and Ocwen agrees that, prior to the Closing, when it is presented with or has identified Eligible MSRs, it will confer in good faith with OMH, consistent with the MSR Strategy, to determine the feasibility and funding (including any purchase price due to Ocwen or PMC, as applicable) of, and a mechanism by which, MAV can acquire such Eligible MSRs directly (the “Interim Strategy”). On or about the 30th day following Closing, OMH and Ocwen shall confer to determine whether or not the Threshold is reasonably attainable within 60 days following Closing. If OMH and Ocwen determine (or, if OMH and Ocwen cannot agree, then OMH’s reasonable and good faith determination shall prevail) that the Threshold cannot be met, OMH and Ocwen shall negotiate in good faith and a commercially reasonable manner a definitive servicing rights and sale purchase agreement pursuant to which Ocwen or PMC shall sell, and MAV shall purchase, within 90 days following the Closing, Eligible MSRs for which the related mortgage loans have aggregate unpaid balances that, in combination with any Eligible MSRs acquired by MAV from third parties, meet or exceed the Threshold. Such definitive purchase agreement will include representations, warranties and covenants that are customary in the market for Fannie Mac and Freddie Mac servicing rights sales and include mutually agreed pricing terms; provided, however, that if the Parties are unable to mutually agree to the pricing terms applicable to the subject mortgage servicing rights, the pricing will be determined as the average of two (2) broker valuation marks to the applicable portfolio, with each of OMH and Ocwen identifying a reputable broker to provide a valuation mark for such purpose.

(ii)Without limiting the foregoing Section 3(c)(i), if (1) OMH and Ocwen cannot agree on the Interim Strategy, (2) MAV is not licensed by each Investor at the applicable time, or (3) OMH declines to pursue an Eligible MSR opportunity prior to Closing, then Ocwen may acquire, solely for its own account (or through PMC) the applicable Eligible MSRs; provided that Ocwen shall not be permitted to seek or utilize, directly or indirectly, third-party debt, equity or other financing in respect of the applicable Eligible MSR opportunity other than under a debt facility from an existing debt provider of Ocwen or PMC.

(d)Covenants Regarding MAV.
(i)Ocwen confirms that the individuals identified as the MAV Operating Team based in the United States (as set forth on Schedule E to the OA) are willing and able to perform their respective roles on the Closing Date and will be employed by the MAV on the Closing Date; provided that to the extent an individual set forth thereon is unwilling or unable to serve in such capacity, Ocwen shall, promptly upon becoming aware of such event, propose a person of like experience and ability to fulfil the applicable role for approval by OMH, such approval not to be unreasonably withheld, delayed or conditioned.

(ii)Prior to the Closing, Ocwen shall, or shall cause its applicable Affiliate to, contribute, assign, or otherwise transfer to the MAV (as applicable), all computers, office equipment, furniture and all other assets necessary for the representation made in Section 4(b)(v) to be true and correct at the Closing Date, in each case for no additional consideration. If any such assets cannot be transferred (whether due to the lack of consent of a counterparty to any contract or otherwise), Ocwen shall or shall cause an asset substantially similar to the non-transferable asset to be transferred or licensed to the MAV prior to the Closing (or, if applicable, a new contract that provides MAV substantially the same benefits and imposes only substantially similar obligations). If MAV terminates any contracts prior to Closing that are reasonably expected to be material to the Business after Closing, Ocwen shall or shall cause MAV to enter into a new contract prior to the

Closing addressing the same or similar subject matter on substantially similar terms to the terminated contract (including substantially the same benefits and imposing substantially similar obligations as to MAV). All costs of compliance with this Section 3(d)(ii) shall be borne by Ocwen.

(iii)Prior to the Closing, Ocwen and MAV shall enter into a sublease, or MAV shall enter into a new lease, pertaining to the existing MAV office space or new office space (with substantially comparable rental payments) necessary to allow Ocwen to be in compliance with the representation set forth in Section 4(b)(v). Prior to Closing, Ocwen and MAV shall use commercially reasonable efforts implement such safeguards (that either Party determines necessary) to ensure that confidential information of Ocwen and its Affiliates, on the one hand, and MAV and its Affiliates, on the other hand, (whether in electronic or hard copy form), are segregated and cannot be accessed by the other party, except as otherwise required by the Transaction Agreements.

(iv)In furtherance and not in limitation of the foregoing, Ocwen shall make best efforts, at its sole cost and expense, to cause the representation set forth in Section 4(b)(v) to be true and correct as of the Closing Date.

(e)Number of Shares under the SPA. As contemplated by Section 2.1 of the SPA, Oaktree Purchaser will purchase at the price set forth in the SPA and Ocwen will sell, at Closing, up to 4.9% (as determined by Oaktree Purchaser) shares of common stock of Ocwen as of the Closing (the “Shares”). No later than ten (10) Business Days prior to the Closing, Oaktree Purchaser shall deliver a written notice to Ocwen specifying the number of Shares Oaktree Purchaser desires to acquire at the Closing, and Oaktree Purchaser and Ocwen shall update Section 2.1 of the SPA accordingly.
(f)Title to MAV Units. As contemplated by Section 3.3 of the CA, prior to the Closing, Ocwen shall make best efforts to cause the release of any and all Liens upon the MAV Units (as defined in the CA) including those set forth on Schedule 3.3 of the CA pursuant to documentation reasonably satisfactory to OMH.

(g)Preemptive Rights. Notwithstanding that the SPA becomes effective only on the Closing Date, Ocwen acknowledges and agrees to be bound by Section 4.6 of the SPA and related provisions with respect to Covered Securities therein, from the date of this Agreement, in accordance with and pursuant to the terms of the SPA.

(h)Closing Deliveries.
(i)OMH shall deliver, or shall cause to be delivered, to Ocwen at the Closing: (x) the CA, IA, OA and SPA duly executed by OMH, Oaktree Purchaser and the JV, as applicable, and (y) each closing deliverable to be delivered to Ocwen pursuant to clauses (iii), (iv), (v) and (vi) of Section 2.3(a) of the SPA.
(ii)OMH shall deliver, or shall cause to be delivered, to the JV at the Closing its Initial Capital Contribution as defined and required under Section 4.01 of the OA.

(iii)Ocwen shall deliver, or shall cause to be delivered, to OMH or Oaktree Purchaser, as applicable, at the Closing: (x) (1) the OA, CA and ASA duly executed by Ocwen and MAV, (2) the SSA, JMA, and RA duly executed by PMC and MAV, as applicable, (3) the IA duly executed by MAV, Ocwen and PMC, and (4) the SPA and Warrant Certificate, each dated as of the Closing Date, duly executed by Ocwen, and (y) each closing deliverable to be delivered to Oaktree Purchaser pursuant to clauses (iii), (iv), (v), (vi), (vii) and (viii) of Section 2.3(b) of the SPA.

(iv)Ocwen shall deliver, or shall cause to be delivered, to the JV at the Closing its Initial Capital Contribution as defined and required under Section 4.01 of the OA.
(i)Permitted Distribution. OMH acknowledges and agrees that, immediately prior to Closing, MAV will distribute to Ocwen all cash and marketable securities held by MAV as of such time and that such distribution will not be deemed to be a breach of any representation, warranty or covenant set forth in this Agreement or any Related Agreement.

4.Representations & Warranties of the Parties.
(a)OMH represents and warrants to Ocwen:
(i)Organization & Good Standing: Each of OMH and the JV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of OMH and the JV is licensed, qualified and in good standing, and is duly authorized and qualified to transact, in each case, (a) to carry on its business as currently conducted, and (b) any and all business contemplated by this Agreement and each Transaction Agreement to which it is a party to the extent necessary to perform its obligations under this Agreement and each Transaction Agreement to which it is a party, in each case except where the failure to possess such qualifications or licenses would not reasonably be expected to have a material adverse effect on OMH or the JV or the ability of OMH or the JV to perform under this Agreement or any Transaction Agreement to which it is a party. OMH and the JV has the power and authority to make, execute, deliver and perform this Agreement and each Transaction Agreement to which it is a party, and perform all of the transactions contemplated to be performed by it under this Agreement and each Transaction Agreement to which it is a party, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party. When executed and delivered by each Party hereto, this Agreement and each Transaction Agreement to which it is a party will constitute the legal, valid and binding obligation of OMH or the JV, as applicable, enforceable in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(ii)No Violations. The execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party by each of OMH and the JV, as applicable, will not violate any provision of any existing Law or Order of any court applicable to OMH or the JV, as applicable, except for violations that would not reasonably be expected to materially and adversely affect OMH’s or the JV’s ability to perform its obligations under this Agreement or any Transaction Agreement to which it is a party.

(iii)Litigation. No litigation or administrative proceeding before any court, tribunal or governmental body is currently pending or to the knowledge of OMH threatened against OMH or the JV or with respect to this Agreement or any Transaction Agreement to which it is a party, which would be reasonably likely to impair materially the ability of OMH or the JV to perform under the terms of this Agreement or any Transaction Agreement to which it is a party.

(iv)No Consents. Neither OMH nor the JV is required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Transaction Agreement to which it is a party, except such as have been obtained or made or as to which the failure to obtain or make would not reasonably be expected to materially adversely affect the ability of OMH or the JV to perform all obligations hereunder or thereunder.

(v)To the knowledge of OMH without any duty to investigate, as of the date hereof, there is no fact, event or circumstance relating to OMH or its business, operations, financial condition or legal status that would reasonably be expected to impair in any material respect the ability of the parties to obtain or make, as applicable, all Company Approvals and Filings from or with any Governmental Entity or Investor that are necessary for the consummation of the transactions contemplated by this Agreement.

(b)Ocwen represents and warrants to OMH:
(i)Organization & Good Standing: Ocwen is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and PMC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of Ocwen and PMC is licensed, qualified and in good standing, and is duly authorized and qualified to transact, in each case, (a) to carry on its business as currently conducted, and (b) any and all business contemplated by this Agreement and each Transaction Agreement to which it is a party to the extent necessary to perform its obligations under this Agreement and each Transaction Agreement to which it is a party, in each case except where the failure to possess such qualifications or licenses would not reasonably be expected to have a material adverse effect on Ocwen and its subsidiaries, taken as a whole, or the ability of Ocwen or PMC to perform under this Agreement or any Transaction Agreement to which it is a party. Each of Ocwen and PMC has the corporate power and authority to make, execute, deliver and perform this Agreement (or will have with respect to each Transaction Agreement to which it is a party), and perform all of the transactions contemplated to be performed by it under this Agreement and each Transaction Agreement to which it is a party, and has taken (or will take) all necessary action to authorize the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party. When executed and delivered by each Party hereto, this Agreement and each Transaction Agreement to which it is a party will constitute the legal, valid and binding obligation of Ocwen or PMC, as applicable, enforceable in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(ii)No Violations. Subject to receipt of the Company Approvals and any Investor approvals contemplated by the Transaction Agreements, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party by each of Ocwen and PMC, as applicable, will not violate any provision of any existing Law or Order of any court applicable to Ocwen or PMC, as applicable, except for violations that would not reasonably be expected to materially and adversely affect Ocwen’s or PMC’s ability to perform its obligations under this Agreement or any Transaction Agreement to which it is a party.

(iii)Litigation. No litigation or administrative proceeding before any court, tribunal or governmental body is currently pending or to the knowledge of Ocwen threatened against Ocwen or PMC or with respect to this Agreement or any Transaction Agreement to which it is a party, which would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or any Transaction Agreement to which it is a party.

(iv)No Consents. Except with respect to the Company Approvals and any Investor approvals contemplated by the Transaction Agreements, neither Ocwen nor PMC is required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Transaction Agreement to which it is a party, except such as have been (or will be) obtained or made or as to which the failure to obtain or make would not reasonably be expected to materially adversely affect the ability of Ocwen or PMC to perform all obligations hereunder or thereunder.

(v)Sufficiency of Assets. At the Closing, the assets of MAV will be sufficient to operate the MAV and fulfill its purpose as contemplated by the OA in all material respects taking into account (A) receipt of the Required Regulatory Approvals, (B) compliance by Ocwen with the covenants set forth in Section 3(d), (C)

effectiveness of the CA, and (D) the services to be provided by Ocwen or PMC, as applicable, under the SSA, ASA, JMA and RA.
5.Termination.
(a)This Agreement may be terminated on or prior to the Closing as follows:
(i)By mutual written agreement of Ocwen and OMH;
(ii)Either Ocwen or OMH may terminate this Agreement if the Closing Date shall not have occurred on or before July 1, 2021 (the “Termination Date”); provided, however, that (x) Ocwen shall not have the right to terminate this Agreement pursuant to this Section 5(a)(ii) if the Closing Date fails to occur on or before the Termination Date, and such failure is attributable to a material breach by Ocwen of its representations, warranties, covenants or agreements contained in this Agreement, and (y) OMH shall not have the right to terminate this Agreement pursuant to this Section 5(a)(ii) if the Closing Date fails to occur on or before the Termination Date, and such failure is attributable to a material breach by OMH or Oaktree of its representations, warranties, covenants or agreements contained in this Agreement); provided further, if, as of the date that is one (1) Business Day prior to the Termination Date, any Required Regulatory Approvals have not been obtained, and all other conditions in Section 2 have theretofore been satisfied or are reasonably capable of being satisfied on or prior to the Termination Date, then either OMH or Ocwen may, by written notice to the other Party, extend the Termination Date for up to an additional sixty (60) days in order to obtain such outstanding Required Regulatory Approvals;

(iii)Either Ocwen or OMH may terminate this Agreement if (A) any Governmental Authority or Investor which must grant a Required Regulatory Approval has denied such approval and such denial has become final and nonappealable or (B) any Governmental Authority or Investor shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Closing;

(iv)Ocwen may terminate this Agreement (if Ocwen is not then in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 2(a)(i), 2(a)(ii), 2(a)(iv), 2(c)(i), or 2(c)(ii) not to be satisfied), upon written notice to OMH, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of OMH or Oaktree contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 2(b)(i), 2(b)(ii), 2(c)(i), or 2(c)(ii) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Ocwen or cured by OMH or Oaktree within twenty (20) Business Days after receipt by OMH of written notice thereof from Ocwen; provided, that if such written notice is received by OMH within twenty (20) Business Days of the Termination Date and such violation, breach or inaccuracy is capable of being cured within twenty (20) Business Days, then the Termination Date shall automatically be extended to the date that is twenty (20) Business Days following receipt of such written notice by OMH;

(v)OMH may terminate this Agreement (if OMH and Oaktree is not then in breach of their respective representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 2(b)(i), 2(b)(ii), 2(c)(i), or 2(c)(ii) not to be satisfied), upon written notice to Ocwen, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Ocwen contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 2(a)(i), 2(a)(ii), 2(a)(iv), 2(c)(i), or 2(c)(ii) not to be satisfied, and such violation, breach or inaccuracy has not been waived by OMH or cured by Ocwen within twenty (20) Business Days after receipt by Ocwen of written notice thereof from OMH; provided, that if such written notice is received by Ocwen within twenty (20) Business Days of the Termination Date and such violation, breach or inaccuracy is capable of being cured within twenty (20) Business Days, then the Termination Date shall automatically be extended to the date that is twenty (20) Business Days following receipt of such written notice by Ocwen; or

(vi)OMH may terminate this Agreement if a Change of Control occurs or is announced; provided that if OMH elects to terminate the Agreement pursuant to this Section 5(a)(vi), OMH must elect to exercise such right within ten (10) Business Days of receipt of notice of such Change of Control.
(b)Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 5(a) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 5(b), Section 5(c), Sections 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall remain in full force and effect and (ii) no such termination shall relieve any Party of material and willful breach of this Agreement prior to termination.

(c)Reimbursement Obligation. If this Agreement is terminated by OMH pursuant to Sections 5(a)(v) or 5(a)(vi) or terminated by either OMH or Ocwen pursuant to Section 5(a)(ii) or 5(a)(iii) at a time when OMH would have had the right to terminate the Agreement pursuant to Sections 5(a)(v) or 5(a)(vi) then Ocwen shall pay, within five (5) Business Days of such termination, all of OMH’s reasonable and documented out-of-pocket expenses incurred by OMH or its affiliates in connection with the transactions contemplated by the Transaction Agreements.

6.Specific Performance. Each of the Parties agree that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Parties would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law and the remedies set forth in Section 5(c), a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof; provided that, the Parties acknowledge and agree that in no event shall OMH or any other Person be entitled to both (x) an injunction or injunctions to prevent breaches of this Agreement by Ocwen or to enforce specifically the performance of the terms and provisions hereof by Ocwen and (y) the reimbursement contemplated by Section 5(c), and no Person other than Ocwen may bring a claim to cause OMH to effect the Closing.
7.Oaktree Guarantee. The Oaktree Entities, on a several and not joint basis based on their Pro Rata Percentages, hereby guarantee performance of OMH's obligations under Section 3 and Section 6, in each case when required, and subject in all respects to the terms and conditions of this Agreement. Under no condition shall the Oaktree obligations hereunder be greater than the obligations of OMH hereunder. The guarantee of the Oaktree Entities under this Section 7 shall be absolute, unconditional and irrevocable and shall continue and shall remain in full force and effect until the Closing Date. “Pro Rata Percentage” means, with respect to Oaktree RE Fund, 50%, with respect to Oaktree Opps Fund XI, 41.4706%, and with respect to Oaktree Opps Fund Xb, 8.5294%. For the avoidance of doubt, the Oaktree Entities are party to this Agreement solely for the purposes of the obligations under this Section 7, and following the Closing, the Oaktree Entities shall have no further liability or obligation of any nature, whether in tort, contract (including a claim based on failure to act in good faith) or otherwise. To the extent that OMH is relieved from all or any portion of its obligations under Section 3 or Section 6, the Oaktree Entities shall be similarly relieved of such obligations pursuant to this Section 7. The provisions of this Section 7 are subject to the Oaktree Entities’ right to assert any defense, right, remedies or set-offs that could be asserted by OMH. Each Oaktree Entity represents and warrants, severally with respect to itself, that: (i) such Oaktree Entity is duly organized, validly existing and in good standing under the laws of its organization; (ii) such Oaktree Entity has all requisite power and authority to execute, deliver and perform this Agreement and to perform its obligations pursuant to this

Section 7; and (iii) the execution, delivery and performance by such Oaktree Entity of this Agreement and the performance by such Oaktree Entity of its obligations pursuant to this Section 7 have been duly and validly authorized by all requisite action on the part of such Oaktree Entity.
8.Notice. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the mailing thereof, sent by registered or certified mail, return receipt requested, or nationally recognized overnight delivery service, or if sent by email, on the date of transmission (provided, that notices sent by email shall only be effective upon transmission if such notices are also delivered via nationally recognized overnight delivery service within one (1) Business Day of such email transmission).
(a)If to Ocwen:
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL  33409
Attn: John V. Britti
Email Address:

and a copy to:
General Counsel, Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL  33409
Attn: Joseph Samarias and Leah Hutton
E-Mail Address:

and a copy to:
Mayer Brown
1999 K Street NW
Washington, DC 20006
Attn: Lauren B. Pryor and Tameem A. Zainulbhai
E-Mail Address:

(b)If to OMH:
c/o Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attn:     Cary Kleinman and Jordan Mikes

E-Mail Address:
and a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:     Kenneth M. Schneider, Esq. and Ellen Ching, Esq.
E-Mail Address:

9.Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their successors and permitted assigns any rights, obligations, remedies or liabilities; provided that the Non-Recourse Parties shall be express third party beneficiaries of Section 17.
10.Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement; provided, however, that if the invalidity of any covenant, agreement or provision shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement.
11.Entire Agreement; Amendments. This Agreement and the Transaction Agreements, including all documents, exhibits and schedules incorporated by reference herein or therein, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersedes all prior agreements, written or oral, with respect thereto. This Agreement and any schedules hereto may be amended only if such amendment is agreed to in writing by the Parties.
12.Governing Law.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
ANY LEGAL ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, OR IN THE UNITED STATES COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK.

WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT: (A) EACH PARTY GENERALLY AND UNCONDITIONALLY SUBMITS ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION OF SUCH COURT; AND (B) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT HAS OR HEREAFTER MAY HAVE TO THE VENUE OF SUCH PROCEEDING, AS WELL AS ANY CLAIM IT HAS OR MAY HAVE THAT SUCH PROCEEDING IS IN AN INCONVENIENT FORUM.
13.Waiver.
Ocwen or OMH may, by written notice to the other, waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and waive or modify performance of any of the obligations of the other hereunder. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
14.WAIVER OF TRIAL BY JURY.
OMH AND OCWEN EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.Headings. Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.
16.Counterparts. This Agreement may be executed in one or more counterparts and by the different Parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. A signature on a copy of this Agreement received by either Party by facsimile or portable document format (PDF) is binding upon the other Party as an original.  The Parties shall treat a photocopy of such facsimile or PDF as a duplicate original. The Parties agree that a secured electronic signature process is acceptable and binding. This Agreement may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et. seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.
17.Non-Recourse. Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any action for breach of such Agreement may only be made against, in each case, a Person who is expressly identified as a party to this Agreement and their respective successors and permitted assigns, and none of the current or former officers and directors, members, managers, agents, employees, partners, equityholders, advisors or representatives of such Persons or any of their respective Affiliates (including (i) equityholders of OMH and (ii) Oaktree or any of their respective Affiliates or successor funds) (each, a “Non-Recourse Party”) who are not parties to this Agreement, shall have any obligation or liability for any losses, liabilities, damages or obligations of any kind of any of the parties to this Agreement (whether in tort, contract or otherwise) for breach of the Agreement, or be considered a successor or assign of OMH for any purpose hereunder. No Person shall have any rights of recovery in respect of the Agreement against any Non-Recourse Party that is not party to the Agreement, and no personal liability shall attach to any Non-Recourse Party that is not party to the Agreement through any affiliated Person who is party hereto, or otherwise, whether by or through attempted piercing of the corporate veil, by or through an action (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound hereby, have caused this Transaction Agreement to be executed as of the date first above written.

OCWEN FINANCIAL CORPORATION

By:    /s/ John V. Britti
Name: John V. Britti
Title: EVP & Chief Investment Officer

OCW MAV Holdings, LLC

By:     Oaktree Fund GP, LLC
Its:     Manager

By:     Oaktree Fund GP I, L.P.
Its:     Managing Member

By:    /s/ Cary Kleinman
Name: Cary Kleinman
Title:    Authorized Signatory

By:    /s/ Jordan Mikes
Name: Jordan Mikes
Title:    Authorized Signatory

Solely for the purposes of Section 7
Oaktree Real Estate Opportunities
Fund VIII, L.P.

By:    Oaktree Real Estate Opportunities Fund VIII GP, L.P.
Its:    General Partner

By:    Oaktree Real Estate Opportunities Fund VIII GP Ltd.
Its:    General Partner

By:    Oaktree Capital Management, L.P.
Its:    Director

By:    /s/ Cary Kleinman
Name: Cary Kleinman
Title:    Authorized Signatory

By:    /s/ Jason Keller
Name: Jason Keller
Title:    Authorized Signatory

Oaktree Opportunities Fund XI Holdings (Delaware), L.P.

By:     Oaktree Fund GP, LLC
Its:     General Partner

By:     Oaktree Fund GP I, L.P.
Its:     Managing Member

By:    /s/ Brian Laibow
Name: Brian Laibow
Title:    Authorized Signatory

By:    /s/ Jordan Mikes
Name: Jordan Mikes
Title:    Authorized Signatory

Oaktree Opportunities Fund XB Holdings (Delaware), L.P.

By:     Oaktree Fund GP, LLC
Its:     General Partner

By:     Oaktree Fund GP I, L.P.
Its:     Managing Member

By:    /s/ Brian Laibow
Name: Brian Laibow
Title:    Authorized Signatory

By:    /s/ Jordan Mikes
Name: Jordan Mikes
Title:    Authorized Signatory

SCHEDULE A

COMPANY PERMITS

Fannie Mae (application pending)
Freddie Mac (application pending)
See attached spreadsheet listing the applicable state Permits [Omitted]

EXHIBIT A

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MAV CANOPY HOLDCO I, LLC

[Omitted]

EXHIBIT B

CONTRIBUTION AGREEMENT

[Omitted]

EXHIBIT C

SUBSERVICING AGREEMENT

[Omitted]

EXHIBIT D

ADMINISTRATIVE SERVICES AGREEMENT

[Omitted]

EXHIBIT E

JOINT MARKETING AGREEMENT

[Omitted]

EXHIBIT F

FLOW SERVICING RIGHTS PURCHASE AND SALE AGREEMENT (RECAPTURE)

[Omitted]

EXHIBIT G

INDEMNITY AGREEMENT

[Omitted]

EXHIBIT H

Securities Purchase Agreement

[Filed Separately]

EXHIBIT I

WARRANT CERTIFICATE

[Filed Separately]

EXHIBIT J

MBA REPORT

[Omitted]

EXHIBIT K

1.Alabama
2.Alaska
3.Arizona
4.Colorado
5.Delaware
6.Florida
7.Idaho
8.Indiana
9.Massachusetts
10.Montana
11.Nevada
12.New Mexico
13.North Dakota
14.Oklahoma
15.South Carolina
16.South Dakota
17.Tennessee
18.Utah
19.Virginia
20.Wisconsin
21.Wyoming